Exhibit 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. REPORTS JUNE 2006 SALES RESULTS
Net Sales Increased 38.2% to $21.2 Million
June 2006 Comparable Store Sales Increased 12.4%

Everett, WA — July 5, 2006 — Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 1, 2006 increased 38.2% to $21.2 million, compared to $15.3 million for the five-week period ended July 2, 2005. The company’s comparable store sales increased 12.4% for the five-week period, versus a comparable store sales increase of 10.7% in the year ago period. The company completed its acquisition of 19 Fast Forward stores on June 24, 2006. These stores are not included in the company’s comparable store base.

To hear the Zumiez prerecorded June sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 211 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.